UNITED NATIONAL DECLARES 2 FOR 1 STOCK SPLIT

Bridgewater, NJ--May 22, 1997--United National Bancorp (NASDAQ: UNBJ), parent company of United National Bank, announced today that its Board of Directors has declared a 2 for 1 stock split of its common stock. The record date for the stock split will be June 13, 1997 and the payment date will be July 1, 1997.

 "We believe this stock split is an excellent way to improve trading liquidity for our stockholders," stated Thomas C. Gregor, chairman and chief executive officer of United National. "The split enhances the availability of our stock, and the resulting lower price makes it more affordable for the smaller investor."

As a result of the stock split, the par value of the stock will be reduced from $2.50 per share to $1.25 per share. The approximate number of shares outstanding will increase from 4,500,000 to 9,000,000 after the new shares are issued.

United National Bancorp is a $1.1 billion asset commercial bank holding company whose principal subsidiary is United National Bank. The Bank operates 20 offices throughout Hunterdon, Middlesex, Somerset, Union and Warren counties in New Jersey. In addition to providing a complete range of personal and commercial products, United National also offers an array of financial services including trust, asset management and investment services.

Contact:   Donald   Reinhard,    Media,    908-429-2370   or   Donald   Malwitz,
Analysts/Investors, 908-429-2405, both of United National.